                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           BAKER HUGHES INCORPORATED
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                (Name of Registrant as Specified in its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:


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     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4) Proposed maximum aggregate value of transaction:


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     (5) Total fee paid:


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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


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     (2) Form, Schedule or Registration Statement No.:


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     (3) Filing Party:


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     (4) Date Filed:


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

                           BAKER HUGHES INCORPORATED

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 26, 2000

To the Stockholders of Baker Hughes Incorporated:

     The Annual Meeting of the Stockholders of Baker Hughes Incorporated (the "Company") will be held at the offices of the Company, 3900 Essex Lane, Suite 210, Houston, Texas on Wednesday, April 26, 2000, at 11:00 a.m., for the purpose of considering and voting on:

          1. Election of four directors to serve for three year terms and election of two directors to serve for two year terms.

          2. Stockholder Proposal No. 1 on Implementation of the MacBride Principles in Northern Ireland.

          3. Stockholder Proposal No. 2 regarding Classified Boards.

          4. Such other business as may properly come before the meeting and any reconvened meeting after an adjournment thereof.

     The Board of Directors has fixed March 1, 2000 as the record date for determining the stockholders of the Company entitled to notice of, and to vote at, the meeting and any reconvened meeting after an adjournment thereof, and only holders of Common Stock of the Company of record at the close of business on that date will be entitled to notice of, and to vote at, that meeting or a reconvened meeting after an adjournment.

     You are invited to attend the meeting in person. Whether or not you plan to attend the meeting personally, please complete, sign and date the enclosed proxy, and return it as soon as possible in the enclosed postage prepaid envelope. You may revoke your proxy any time prior to its exercise, and you may attend the meeting and vote in person, even if you have previously returned your proxy. You may also exercise your proxy by telephone by following the instructions on the enclosed proxy card. The deadline for voting by telephone is 3:00 p.m. Houston time, on April 25, 2000, the day before the meeting, or such later date that is the day before any reconvened meeting after any adjournment or postponement thereof. If you vote by telephone, you still may vote in person or by returning a signed and later-dated proxy, and you may revoke your proxy any time prior to its exercise.

                                            By order of the Board of Directors,

                                            /s/ LINDA J. SMITH
                                            Linda J. Smith
                                            Secretary

Houston, Texas
March 16, 2000

     TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Baker Hughes Incorporated, a Delaware corporation (hereinafter called the "Corporation," the "Company" or "Baker Hughes"), to be voted at the Annual Meeting of Stockholders on Wednesday, April 26, 2000, and at any and all reconvened meetings after adjournments thereof.

     Solicitation of proxies by mail is expected to commence on or about March 23, 2000 (the approximate date that this Proxy Statement and accompanying proxy were first sent to security holders). The Corporation will bear the cost of the solicitation. In addition to solicitation by mail, certain of the directors, officers and regular employees of the Corporation may, without extra compensation, solicit proxies by telephone, telegraph and personal interview. The Corporation will make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals, and the Corporation will reimburse them for postage and clerical expenses. Furthermore, the Company has retained ChaseMellon Shareholder Services, L.L.C. to assist in the solicitation of proxies from stockholders of the Corporation for an anticipated fee of $9,500.00 plus out-of-pocket expenses.

     SHARES AS TO WHICH PROXIES HAVE BEEN EXECUTED WILL BE VOTED AS SPECIFIED IN THE PROXIES. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF NOMINEES LISTED HEREIN AS DIRECTORS, AND AGAINST EACH OF STOCKHOLDER PROPOSAL NOS. 1 AND 2.

     Proxies may be revoked at any time prior to the exercise thereof by filing with the Secretary, at the Corporation's executive offices, a written revocation or a duly executed proxy bearing a later date. The executive offices of the Corporation are located at 3900 Essex Lane, Houston, Texas 77027-5177. For a period of at least ten days prior to the Annual Meeting of Stockholders, a complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders of record during ordinary business hours for proper purposes at the Corporation's executive offices.

                               VOTING SECURITIES

     The securities of the Corporation entitled to be voted at the Annual Meeting consist of shares of its Common Stock, $1 par value per share (the "Common Stock"), of which 329,931,896 shares were issued and outstanding at the close of business on March 1, 2000. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting. Each share of Common Stock entitles the holder thereof to one vote on each matter to be considered at the meeting.

     Assuming a quorum is present with respect to the election of directors, the six nominees receiving the greatest number of votes that the holders of the Common Stock cast will be elected as directors. There will be no cumulative voting in the election of directors. Assuming a quorum is present at the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock having voting power present in person or represented by proxy and entitled to vote on the matter is required for approval of Stockholder Proposal Nos. 1 and 2. Under Delaware law, abstentions are treated as present and entitled to vote and thus will be counted in determining whether a quorum is present and will have the effect of a vote against a matter. Shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and as to which the broker or nominee does not have discretionary power to vote on a particular matter (i.e. broker non-votes) will be considered present for quorum purposes but not considered entitled to vote on that matter. Accordingly, broker non-votes will not have any impact on the vote on a matter.

     The following table sets forth information about the holders of the Common Stock known to the Corporation on December 31, 1999 to own beneficially 5% or more of the Common Stock. For the purposes of this Proxy Statement beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission (the "SEC") to mean generally the power to vote or dispose of securities, regardless of any economic interest therein.

                      NAME AND ADDRESS                          SHARES     PERCENT
                      ----------------                        ----------   -------
Barrow, Hanley, Mewhinney & Strauss, Inc.                     35,017,730   10.7%
One McKinney Plaza
3232 McKinney Avenue, 15th Floor
Dallas, Texas 75204-2429

FMR Corp.                                                     28,853,598    8.764%
82 Devonshire Street
Boston, Massachusetts 02109

Vanguard Windsor Funds --                                     24,995,400    7.59%
Vanguard Windsor II Fund
P.O. Box 2600
Valley Forge, Pennsylvania 19482-2600

                             ELECTION OF DIRECTORS

     Four Class III directors will be elected at the Annual Meeting of Stockholders to serve for three year terms expiring at the Annual Meeting of Stockholders to be held in April 2003, with the exception of Ms. Filter, whose term will expire at the 2002 Annual Meeting of Stockholders in accordance with the tenure provisions of the Corporation's Bylaws. In addition, Messrs. Joe B. Foster and Lester M. Alberthal, Jr. are each standing for election as Class II directors, to serve for two-year terms, expiring at the Annual Meeting of Stockholders to be held in April 2002. Messrs. Foster and Alberthal were each elected as Class II directors to serve for one-year terms, at the Annual Meeting of Stockholders held April 28, 1999, as each had planned to retire as a director of the Company at the Annual Meeting of Stockholders to be held April 26, 2000, in accordance with the tenure provisions of the Corporation's Bylaws. As Mr. Foster was named interim Chairman of the Board, President and Chief Executive Officer of the Company effective January 28, 2000, he is standing for election for the remainder of the term of the Class II directors. Mr. Foster has advised the Board of Directors that he plans to retire as a director of the Company upon the selection of a new Chief Executive Officer of the Company. To provide for continuity and an orderly selection process, the Board of Directors of the Company has waived the tenure provision of the Corporation's Bylaws as it relates to Mr. Alberthal, as it feels his continuance on the Board is in the best interest of the Company at this time. Mr. Alberthal has also advised the Board of Directors that he intends to retire as a director of the Company upon the selection of a new Chief Executive Officer. The Board of Directors expects that the new Chief Executive Officer selected will be elected to fill the directorship that Mr. Lukens previously held and that the Board of Directors, after considering any recommendation by the Governance Committee and input provided by the new Chief Executive Officer, will act to fill the vacancies on the Board created by the resignations of Messrs. Alberthal and Foster.

     The following table sets forth for each nominee for election as a director his or her name, all positions with the Corporation held by the nominee, the nominee's principal occupation, age, year in which he or she first became a director of the Corporation and class. Each nominee director has agreed to serve if elected.

                                                                                  DIRECTOR
         NOMINEES                        PRINCIPAL OCCUPATION               AGE    SINCE     CLASS
         --------                        --------------------               ---   --------   -----
VICTOR G. BEGHINI           Retired Vice Chairman -- Marathon Group, USX    65      1992     III
                            Corporation and Retired President -- Marathon
                            Oil Company. Mr. Beghini was Vice Chairman --
                            Marathon Group, USX Corporation from 1990 to
                            1999, and President -- Marathon Oil Company
                            (integrated oil and gas company) from 1987 to
                            1999. Mr. Beghini joined Marathon in 1956. He
                            was Vice President -- Supply & Transportation
                            from 1978 to 1984, President of Marathon
                            Petroleum Company from 1984 to 1985, Senior
                            Vice President -- Domestic Exploration and
                            Production for Marathon Oil Company from 1985
                            to 1986, and Senior Vice
                            President -- Worldwide Production from 1986 to
                            1987. Mr. Beghini is a director of Pitt-
                            DesMoines, Inc. and a board member of the Sam
                            Houston Council of the Boy Scouts of America.

                                                                                  DIRECTOR
         NOMINEES                        PRINCIPAL OCCUPATION               AGE    SINCE     CLASS
         --------                        --------------------               ---   --------   -----
EUNICE M. FILTER            Vice President and Secretary of Xerox           59      1992     III
                            Corporation (office equipment) since 1984, and
                            Treasurer of Xerox Corporation since 1990.
                            President and Chief Executive Officer of Xerox
                            Credit Corp. since 1995. She was Director of
                            Investor Relations of Xerox Corporation from
                            1979 to 1984. Ms. Filter is a member of the
                            National Investor Relations Institute, the
                            American Society of Corporate Secretaries, the
                            Financial Women's Association of New York, the
                            Financial Executives Institute and the
                            National Association of Corporate Treasurers.
                            She is also a director of Briggs & Stratton
                            Corporation, LaBranche & Co., Inc. and Xerox
                            Canada Inc. and Chair of the Board of Trustees
                            of Wells College.
CLAIRE W. GARGALLI          Former Vice Chairman, Diversified Search and    57      1998     III
                            Diversified Health Search Companies (executive
                            search consultants). She was Vice Chairman,
                            Diversified Search and Diversified Health
                            Search Companies from 1990 to 1998. Ms.
                            Gargalli served as President and Chief
                            Operating Officer of Equimark from 1984 to
                            1990. During that period, she also served as
                            Chairman and Chief Executive Officer of
                            Equimark's two principal subsidiaries,
                            Equibank and Liberty Bank. Ms. Gargalli is a
                            director of Praxair, Inc. and UNOVA, Inc. She
                            is also a trustee of Carnegie Mellon
                            University and Middlebury College.
JAMES F. MCCALL             Executive Director of the American Society of   65      1996     III
                            Military Comptrollers since 1991. He was
                            Lieutenant General and Comptroller of the U.S.
                            Army from 1988 until 1991, when he retired.
                            General McCall was commissioned as 2nd
                            Lieutenant of Infantry in 1958 and was
                            selected into the Army's Comptroller/
                            Financial Management career field in 1970.
                            General McCall is Chairman of the Board of
                            Enterprise Bancorp Inc. and Enterprise Federal
                            Savings Bank. He is also a member of the Board
                            of Directors of the American Refugee
                            Committee.
LESTER M. ALBERTHAL, JR.    Retired Chairman of the Board of EDS            55      1990      II
                            (information technology service). He was
                            Chairman of the Board of EDS from 1989 to 1998
                            and Chief Executive Officer from 1986 to 1998.
                            Mr. Alberthal serves on the Executive Advisory
                            Board of the Center for the Pacific Rim, the
                            Board of Trustees of Southern Methodist
                            University, the Executive Board of the Edwin
                            L. Cox School of Business at Southern
                            Methodist University, the Board of Trustees of
                            the Cooper Institute for Aerobics Research,
                            the Jason Foundation for Education and the
                            State Fair of Texas. Mr. Alberthal is a member
                            of the Board of the Center for Strategic and
                            International Studies in Washington, D.C.

                                                                                  DIRECTOR
         NOMINEES                        PRINCIPAL OCCUPATION               AGE    SINCE     CLASS
         --------                        --------------------               ---   --------   -----
JOE B. FOSTER               Chairman of the Board, President and Chief      65      1990      II
                            Executive Officer of the Company since January
                            2000. Chairman of the Board of Newfield
                            Exploration Company (oil and gas exploration)
                            since 1989. Chief Executive Officer of
                            Newfield Exploration Company from 1989 to
                            January 2000. He was Executive Vice President
                            of Tenneco Inc. from 1981 to 1988 and Director
                            of Tenneco Inc. from 1983 to 1988. Mr. Foster
                            is Chairman of the National Petroleum Council
                            and a member of the Offshore Committee of the
                            Independent Petroleum Association of America.
                            Mr. Foster is also a director of New Jersey
                            Resources Corporation, Memorial Hermann
                            Hospital System and the Greater Houston YMCA.

INFORMATION CONCERNING DIRECTORS NOT STANDING FOR ELECTION

     The following table sets forth certain information for those directors whose present terms will continue after the Annual Meeting of Stockholders. The term of each Class I and Class II director expires at the 2001 and 2002 Annual Meeting of Stockholders, respectively.

     Pursuant to the Corporation's Bylaws, in case of a vacancy on the Board of Directors, a majority of the remaining directors of the class in which the vacancy occurs will be empowered to elect a successor, and the person so elected will hold office for the remainder of the full term of the director whose death, retirement, resignation, disqualification or other cause created the vacancy, and thereafter until the election of a successor director.

                                                                                  DIRECTOR
        DIRECTORS                        PRINCIPAL OCCUPATION               AGE    SINCE     CLASS
        ---------                        --------------------               ---   --------   -----
JOSEPH T. CASEY             Retired Vice Chairman and Chief Financial       68      1998      II
                            Officer of Western Atlas Inc. Mr. Casey served
                            as Vice Chairman and Chief Financial Officer
                            of Western Atlas Inc. from 1994 until his
                            retirement in 1996. He was Vice Chairman and
                            Chief Financial Officer of Litton Industries,
                            Inc. from 1988 to 1994. He is a director of
                            UNOVA, Inc., Litton Industries Inc. and PSI,
                            Inc., and is a trustee of the Rand
                            Corporation's Center for Russia and Asia,
                            Claremont McKenna College and the Don Bosco
                            Technical Institute.
RICHARD D. KINDER           Chairman and Chief Executive Officer of both    55      1994      II
                            Kinder Morgan, Inc. and Kinder Morgan Energy
                            Partners, L.P. (diversified energy) since
                            1997. He was President and Chief Operating
                            Officer of Enron Corp. from 1990 through 1996.
                            Mr. Kinder is a director of Transocean Sedco
                            Forex Inc. He is also a trustee of the Museum
                            of Fine Arts -- Houston, and is past Chairman
                            of the Interstate Natural Gas Association of
                            America.

                                                                                  DIRECTOR
        DIRECTORS                        PRINCIPAL OCCUPATION               AGE    SINCE     CLASS
        ---------                        --------------------               ---   --------   -----
H. JOHN RILEY, JR.          Chairman of Cooper Industries, Inc.             59      1997      I
                            (diversified manufacturer) since 1996,
                            President since 1992 and Chief Executive
                            Officer since 1995. He was Executive Vice
                            President, Operations of Cooper Industries,
                            Inc. from 1982 to 1992, and Chief Operating
                            Officer from 1992 to 1995. Mr. Riley is a
                            director of The Allstate Corporation, The
                            Houston Forum and Central Houston, Inc. Mr.
                            Riley also serves as a director of the
                            Manufacturers Alliance/MAPI, Inc., The Greater
                            Houston Partnership, the Museum of Fine
                            Arts -- Houston, Junior Achievement, Inc., The
                            Business Committee for the Arts and the
                            National Association of Manufacturers.
CHARLES L. WATSON           Chairman and Chief Executive Officer of         49      1998      I
                            Dynegy, Inc. (diversified energy). Mr. Watson
                            was elected Chairman and Chief Executive
                            Officer of NGC Corporation, the predecessor of
                            Dynegy, in 1989. Mr. Watson serves on the
                            National Petroleum Council. He is a board
                            member of the Interstate Natural Gas
                            Association of America and Edison Electric
                            Institute, as well as a founding member of the
                            Natural Gas Council. Mr. Watson is also a
                            board member of Make-A-Wish Foundation,
                            Houston Arts Fund, Theatre Under the Stars and
                            the Greater Houston Partnership. He served as
                            Chairman of the Alexis de Tocqueville Society
                            1998/99 Campaigns for the United Way of the
                            Texas Gulf Coast and currently serves as
                            Chairman of the 1999/2000 fundraising campaign
                            for the United Way of the Texas Gulf Coast.
MAX P. WATSON, JR.          Chairman of BMC Software, Inc. (computer        54      1998      I
                            systems management software) since 1992 and
                            President and Chief Executive Officer since
                            1990. He was Chief Operating Officer of BMC
                            Software, Inc. from 1989 to 1990. Mr. Watson
                            is a trustee of the Museum of Fine
                            Arts -- Houston. Mr. Watson serves on the
                            Board of Directors of the Greater Houston
                            Partnership and Texas Children's Hospital,
                            Hospital's Associate Board.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     During fiscal year 1999, the Board of Directors held eight meetings. During fiscal year 1999, each non-employee director was paid a monthly retainer of $2,500, an attendance fee of $2,000 for the first meeting of the Board or any of its committees attended in any one day and $1,000 for each additional meeting attended in the same day. Committee chairmen received an additional fifty percent of the meeting fee. In addition, each non-employee director is entitled to retirement benefits in the amount of the annual retainer for service on the Board at the rate in effect on December 31 of the year preceding the year of retirement therefrom for a period of up to ten years. Each non-employee director is allowed to defer up to 100% of his or her annual retainer, meeting fees or retirement income in accordance with the Company's Director Compensation Deferral Plan. Directors who are employees of Baker Hughes are not paid any fees or additional remuneration for service as members of the Board or any of its committees and are not entitled to the retirement benefits mentioned above. Each non-employee director is granted a nonqualified option to purchase 2,000 shares of the Common Stock effective upon his initial election to the Board of Directors. The stock option plans also provide for an annual grant of a nonqualified option to purchase 1,000 shares of the Common Stock, on the fourth Wednesday of October each year after the initial grant until expiration of the plans to each person who is a non-employee director on such date.

     The Board of Directors has, in addition to other committees, an Audit/Ethics Committee, a Compensation Committee and a Governance Committee.

     The Audit/Ethics Committee, which is comprised of Messrs. Beghini (Chairman), Casey, McCall, C. Watson and M. Watson and Ms. Filter, held six meetings during fiscal year 1999. The Company's Corporate Audit Department sends written reports quarterly to the Audit/Ethics Committee on its audit findings and the status of its internal audit projects. The functions performed by the Audit/Ethics Committee include: reviewing the scope and results of the annual audit and other matters with the independent accountants, internal auditors and management; reviewing the independence of the independent accountants and internal auditors; reviewing actions by management on the independent and internal auditors' recommendations; and meeting with management, the internal auditors and the independent accountants to review the effectiveness of Baker Hughes' system of internal controls and internal audit procedures. To promote independence of the audit, the Committee consults separately and jointly with the independent accountants, the internal auditors and management. In addition, the Committee monitors the Standards of Conduct for the Corporation's employees, coordinates compliance and reviews and investigates non-compliance matters.

     The Compensation Committee, which is comprised of Messrs. Kinder (Chairman), Beghini, Riley and C. Watson and Ms. Gargalli, held three meetings during fiscal year 1999. The functions performed by the Compensation Committee include: reviewing Baker Hughes' executive salary and bonus structure; reviewing Baker Hughes' stock option and convertible debenture plans (and making grants thereunder), employee retirement income plans, employee thrift plan and employee stock purchase plan; recommending directors' fees; setting bonus goals; approving salary and bonus awards to key executives; and recommending incentive compensation and stock award plans for approval by stockholders.

     The Governance Committee, which is comprised of Messrs. Alberthal (Chairman), McCall and Riley and Ms. Filter, held one meeting during fiscal year 1999. The functions performed by the Governance Committee include: selecting candidates to fill vacancies on the Board of Directors; reviewing the structure and composition of the Board; and considering qualifications requisite for continuing Board service. The Board of Directors may increase its size during any year up to a maximum of 12 members. If the Board of Directors increases its number of members during the year, the Bylaws of the Company provide that the vacancy or vacancies created would be filled with new member(s) elected by majority vote of the members in the class of directors where such increase is occurring. The Committee also considers nominees that stockholders recommend. Stockholders desiring to make such recommendations should submit the candidate's name, together with biographical information and his or her written consent to nomination to: Chairman, Governance Committee of the Board of Directors of Baker Hughes Incorporated, P.O. Box 4740, Houston, Texas 77210-4740.

     During the fiscal year ended December 31, 1999, each director attended at least 75% of the aggregate number of meetings of the Corporation's Board of Directors and respective Committees on which he or she served.

                        SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below is certain information with respect to beneficial ownership of the Common Stock as of March 1, 2000 by each director, nominee director, the five most highly compensated executive officers and by directors and executive officers as a group.

                                                        SHARES BENEFICIALLY OWNED
                                        ----------------------------------------------------------
                                                             SHARES SUBJECT TO
                                                       OPTIONS/CONVERTIBLE DEBENTURES
                                           SHARES         WHICH ARE OR WILL BECOME        TOTAL
                                           OWNED         EXERCISABLE OR CONVERTIBLE     BENEFICIAL     % OF
                 NAME                   AS OF 3/1/00          PRIOR TO 5/1/00           OWNERSHIP    CLASS(1)
                 ----                   ------------   ------------------------------   ----------   --------
Lester M. Alberthal, Jr. .............      16,030                   3,000                 19,030        --
Victor G. Beghini.....................       4,000                  33,371                 37,371        --
Joseph T. Casey.......................     586,437(2)               17,315                603,752        --
Eunice M. Filter......................       3,500                   6,000                  9,500        --
Joe B. Foster.........................       7,000                   6,000                 13,000        --
Claire W. Gargalli....................       7,532                  28,359                 35,891        --
Richard D. Kinder.....................       4,000                   7,000                 11,000        --
James F. McCall.......................       2,000                   5,000                  7,000        --
H. John Riley, Jr.....................      10,000                   4,000                 14,000        --
Charles L. Watson.....................           0                   5,805                  5,805        --
Max P. Watson, Jr.....................           0                   3,000                  3,000        --
Max L. Lukens.........................     153,639                 503,432                657,071        --
Thomas R. Bates, Jr. .................     201,003(3)               73,607                274,610        --
Andrew J. Szescila....................      20,760                 145,492                166,252        --
George S. Finley......................      35,093                  97,610                132,590        --
Lawrence O'Donnell, III...............      36,477                 107,929                144,406        --
All directors and executive officers
  as a group (17 persons).............   1,092,061               1,061,792              2,153,853        --

---------------

(1) No percent of class is shown for holdings of less than 1%.

(2) Includes 27,000 shares held by charitable corporation for which Mr. Casey serves as trustee. Mr. Casey has voting and investment power with respect to such shares and may thus be deemed to have beneficial ownership thereof for certain purposes within the meaning of applicable regulations of the SEC.

(3) Includes 100,000 shares issued as a restricted stock award on February 1, 1999. Mr. Bates received a one-time restricted stock award matching his stock ownership as of January 31, 1999, pursuant to the Company's 1995 Stock Award Plan and Long Term Incentive Plan. The award was made to encourage additional stock ownership and assist Mr. Bates in reaching the minimum stock ownership requirements that the Company has adopted. The matched shares vested upon the resignation of Mr. Bates from the Company on January 29, 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On March 29, 1999, Andrew J. Szescila received a loan from the Company pursuant to the Corporate Executive Loan Program, in the principal amount of $125,000, at an interest rate of 6.2% per annum. The principal of the loan is due and payable on March 29, 2004, with interest due the last day of March, June, September and December, commencing on June 30, 1999 to and including the date of maturity of the loan (March 29, 2004). At the present, Mr. Szescila's outstanding principal is $125,000. The Company is authorized to deduct due and unpaid amounts on the loan from Mr. Szescila's earnings, amounts due Mr. Szescila under any severance plan or policy, amounts due Mr. Szescila under the Company's Supplemental Retirement Plan or any other of Mr. Szecila's compensation.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires executive officers and directors, and persons who beneficially own more than 10% of the Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC, the New York Stock Exchange and the Pacific Exchange. SEC regulations require executive officers, directors and greater than ten percent beneficial owners to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of those forms furnished to the Corporation and written representations from the executive officers and directors, the Corporation believes that during its fiscal year ended December 31, 1999, the Corporation's executive officers and directors complied with all applicable Section 16(a) filing requirements.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation that the Company and its subsidiaries paid to each of the five most highly compensated executive officers of the Company, for services rendered to the Company for the calendar years ended December 31, 1999, 1998 and 1997:

                                          ANNUAL COMPENSATION                   LONG TERM COMPENSATION
                                   ----------------------------------   --------------------------------------
                                                                                 AWARDS              PAYOUTS
                                                                        -------------------------   ----------
                                                                        RESTRICTED       STOCK
                                                         OTHER ANNUAL     STOCK         OPTIONS        LTIP          ALL OTHER
NAME AND PRINCIPAL POSITION YEAR    SALARY     BONUS     COMPENSATION     AWARDS      (SHARES)(1)   PAYOUTS(2)    COMPENSATION(3)
--------------------------- ----   --------   --------   ------------   ----------    -----------   ----------    ---------------
M.L. Lukens, Chairman of    1999   $830,790   $     --          --              --      476,190     $       --       $ 93,000
  the
  Board, President and      1998    800,000         --          --              --      238,095      1,918,589(5)     552,252
    Chief
  Executive Officer(4)      1997    730,769    942,500          --              --       94,771             --         76,160
T.R. Bates, Jr., Senior     1999    525,069         --          --       1,693,750(7)        --             --         48,885
  Vice
  President(6)              1998    270,351     91,666          --              --      381,266             --         18,581
A.J. Szescila, Senior Vice  1999    459,648         --          --              --           --             --         46,124
  President                 1998    425,577         --          --              --      306,706        391,563(8)     266,152
                            1997    336,385    254,901          --              --       41,656             --         27,747
G.S. Finley, Senior Vice    1999    404,397         --          --              --           --             --         36,741
  President -- Finance and  1998    335,540         --          --              --      241,006        323,543(9)     179,684
  Administration and        1997    283,515    252,000          --              --       26,352             --         28,808
  Chief Financial Officer
L. O'Donnell, III, Vice     1999    348,003         --          --              --           --             --         29,443
  President and General     1998    284,620         --          --              --      215,421        410,559(11)    136,101
  Counsel(10)               1997    238,584    212,220          --              --       22,192             --         21,866

---------------

 (1) See Footnote (1) to table in, "-- Stock Options Granted During 1999," below.

 (2) Messrs. Lukens, Szescila, and Finley received a one-time restricted stock award matching their stock ownership as of January 31, 1995, pursuant to the Company's 1995 Stock Award Plan (the "Award Plan"). Mr. O'Donnell received a one-time restricted stock award matching his stock ownership as of January 31, 1996, pursuant to the Award Plan. The awards were made to encourage additional stock ownership and assist the executives in reaching the minimum stock ownership requirements that the Company has adopted. The matched shares vested on August 10, 1998, upon the consummation of the Company's merger (the "Merger") with Western Atlas Inc., in accordance with the change in control provisions of the Award Plan. In addition, certain of the named executive officers received a stock bonus award on August 10, 1998, upon the consummation of the Merger, in accordance with the change in control provisions of the Company's 1991 and 1993 Stock Bonus Plans (the "Bonus Plans"). The Bonus Plans provide that one additional share of common stock will be issued for every five shares of common stock exercised under the Company's 1987 Restated Employee Stock Option Plan and the Company's 1993 Stock Option Plan, if such shares exercised are held for a minimum of three years or upon certain other events, including a change in control. The value of the stock awards that vested and the bonus shares that were awarded, in each case, due to a change in control (as defined in the Award Plan and the Bonus Plans) of Baker Hughes occasioned by the Merger is reported here as LTIP payouts. The value of these payouts is based upon the closing stock price of $22.375 per share of the Common Stock on the New York Stock Exchange on August 10, 1998.

 (3) For fiscal years 1999 and 1997, All Other Compensation includes Company contributions to the Thrift Plan, Supplemental Retirement Plan and life insurance premiums for the named executive officers. For fiscal year 1998, All Other Compensation includes a payment equivalent to a prorated expected value bonus, Company contributions to the Thrift Plan, Supplemental Retirement Plan and life insurance premiums for each of the named executive officers. Based on the Company's fiscal year 1998 financial performance, predetermined bonus objectives, as set by the Compensation Committee, were partially achieved by each of the named executive officers. With the exception of Mr. Bates, upon consummation of the Merger with Western Atlas, the named executive officers were paid an amount equivalent to a prorated expected value bonus, due to the change in control provisions contained in the Company's 1995 Incentive Compensation Plan. Any bonus amounts earned due to the achievement of predetermined objectives were offset by the amount paid in connection with the change in control provisions of the Company's 1995 Incentive Compensation Plan, and the Company did not pay any additional bonus amounts to the named executive officers for fiscal year 1998. Amounts for fiscal year 1999 for the persons named above are as follows:

                                                              THRIFT       SRP       LIFE
                                                              -------    -------    -------
    Lukens................................................    $26,277    $58,728    $ 7,994
    Bates.................................................     14,569     32,154      2,162
    Szescila..............................................     15,730     28,501      1,893
    Finley................................................      8,973     24,104      3,664
    O'Donnell.............................................      7,938     18,562      2,943

 (4) Mr. Lukens resigned as Chairman of the Board, President and Chief Executive Officer of the Company, effective January 28, 2000.

 (5) Mr. Lukens received 81,059 shares that vested on August 10, 1998 pursuant to the Award Plan and 4,688 shares that vested on August 10, 1998 pursuant to the Bonus Plan.

 (6) Mr. Bates joined the Company on June 15, 1998 as Senior Vice President and resigned as Senior Vice President of the Company, effective January 29, 2000.

 (7) Mr. Bates was awarded 100,000 shares of Common Stock, valued at $1,693,750, on February 1, 1999, pursuant to the Award Plan. See Footnote (3) to "Security Ownership of Management". Mr. Bates received a cash payment equivalent to the Company's ordinary dividend payment on the award on a quarterly basis. At December 31, 1999, Mr. Bates held 100,000 shares of restricted stock, valued at $2,106,250, based upon the closing stock price of $21.0625 per share of Common Stock on the New York Stock Exchange on December 31, 1999.

 (8) Mr. Szescila received 17,500 shares that vested on August 10, 1998 pursuant to the Award Plan.

 (9) Mr. Finley received 13,996 shares that vested on August 10, 1998 pursuant to the Award Plan and 464 shares that vested on August 10, 1998 pursuant to the Bonus Plan.

(10) Mr. O'Donnell resigned as Vice President and General Counsel of the Company, effective February 14, 2000.

(11) Mr. O'Donnell received 15,291 shares that vested on August 10, 1998 pursuant to the Award Plan and 3,058 shares that vested on August 10, 1998 pursuant to the Bonus Plan.

                       STOCK OPTIONS GRANTED DURING 1999

     The following table sets forth certain information regarding stock options granted during fiscal year 1999 to the persons named in the Summary Compensation Table above. The theoretical values on date of grant of stock options granted in 1999 shown below are presented pursuant to SEC rules and are calculated using the Black-Scholes Model for pricing options. The theoretical values of options trading in the stock markets do not necessarily bear a relationship to the compensation cost to the Corporation or potential gain realized by an executive. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the theoretical values of stock options reflected in this table actually will be realized.

                                                  % OF TOTAL
                                    OPTIONS     OPTIONS GRANTED   EXERCISE   EXPIRATION        GRANT DATE
              NAME                 GRANTED(1)    TO EMPLOYEES      PRICE        DATE      THEORETICAL VALUE(2)
              ----                 ----------   ---------------   --------   ----------   --------------------
M.L. Lukens......................   476,190            92%         $21.00      1/27/09         $3,992,158
T.R. Bates, Jr...................         0            --              --           --                 --
A.J. Szescila....................         0            --              --           --                 --
G.S. Finley......................         0            --              --           --                 --
L. O'Donnell.....................         0            --              --           --                 --

---------------

(1) In 1998, the Compensation Committee awarded a grant of options to certain members of the Company's Leadership Team (not including Mr. Lukens) to cover the years 1998, 1999 and 2000, to incent top performance in the timely completion of various post-merger activities involving Western Atlas, as well as to act as a retention device after the Merger. The Compensation Committee did not grant options in 1999, and does not intend to grant options in 2000, to those members of the Leadership Team who received the multi-year grants. The Compensation Committee deferred Mr. Lukens multi-year grant of options, as reflected above, until January 1999. The Compensation Committee did not grant options to Mr. Lukens in 2000. Additionally, in connection with the change of the Company's fiscal year, the Company changed the date it typically grants options to key employees from October until January. Therefore, as options were granted to key employees in October 1998, no options were granted in 1999, other than an initial grant of options to certain key executives at the time they joined the Company and the grant to Mr. Lukens. The options granted to Mr. Lukens in 1999 became fully vested on January 28, 2000, the date of his resignation from the Company.

(2) The theoretical values on grant date are calculated under the Black-Scholes Model. The Black-Scholes Model is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors to estimate the option's theoretical value, including the stock's historical volatility, dividend rate, exercise period of the option and interest rates. The grant date theoretical value above assumes a volatility of 25%, a dividend yield of 2.19%, a 6.63% risk free rate of return and a ten-year option term.

                    AGGREGATED OPTION EXERCISES DURING 1999
                     AND OPTION VALUES AT DECEMBER 31, 1999

     The following table sets forth certain information regarding options that persons named in the "Summary Compensation Table" exercised during 1999 and options that those persons held at December 31, 1999. The values of unexercised in-the-money stock options at December 31, 1999 shown below are presented pursuant to SEC rules. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of the stock option at the time the stock option is exercised.

                                OPTION EXERCISES              UNEXERCISED OPTIONS AT DECEMBER 31, 1999
                           --------------------------   -----------------------------------------------------
                                                                                      VALUE OF UNEXERCISED
                                                            NUMBER OF OPTIONS         IN-THE-MONEY OPTIONS
                                                        -------------------------   -------------------------
                           SHARES ACQUIRED    VALUE                       NOT                         NOT
          NAME               ON EXERCISE     REALIZED   EXERCISABLE   EXERCISABLE   EXERCISABLE   EXERCISABLE
          ----             ---------------   --------   -----------   -----------   -----------   -----------
M.L. Lukens..............          --        $     --     503,432(1)    634,920      $219,607       $39,683
T.R. Bates, Jr...........          --              --      73,607       307,659         2,257        18,057
A.J. Szescila............      17,543         245,979     145,492       272,627        63,708        17,039
G.S. Finley..............      21,574         246,995      97,610       214,227        20,721        13,389
L. O'Donnell.............          --              --     107,929       191,485        54,319        11,968

---------------

(1) Includes 19,578 shares issuable upon conversion of convertible debentures.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     Until his resignation from the Company on January 28, 2000, the Corporation had an employment agreement with Max L. Lukens dated as of January 1, 1998 (the "Employment Agreement"), which provided for the continuation of employment of Mr. Lukens for an initial three year period ending January 1, 2001, subject to termination as provided in the Employment Agreement. Beginning on January 1, 1999 and on each January 1 thereafter, the term of the Employment Agreement was to be automatically extended for one additional year unless, prior to September 30 of the preceding year, the Company or Mr. Lukens had given notice to not extend the term. During the term of the Employment Agreement, Mr. Lukens was entitled to receive:

     - a base salary in an amount not less than his base salary on December 31, 1997;

     - the opportunity to earn annual cash bonuses in amounts that may vary from year to year and that are based upon achievement of performance goals;

     - long term incentives in the form of equity-based compensation no less favorable than awards made to other senior executives of the Corporation and that are commensurate with awards granted to CEO's of other public companies of similar size to the Corporation; and

     - benefits and perquisites that other officers and employees of the Corporation are entitled to receive,

all as established from time to time by the Board of Directors or the Compensation Committee. Mr. Lukens' base salary was to be reviewed at least annually during the term of the Employment Agreement and could have been increased (but not decreased) based upon the performance of Mr. Lukens during the year. Upon the termination of the employment of Mr. Lukens due to his Disability (as defined in the Employment Agreement), for a period of 90 days in the aggregate during any period of 12 consecutive months, or reasonable expectation of Disability for more than that period, Mr. Lukens was to be paid one-half of his then base salary in monthly installments for the remainder of the Employment Agreement and a lump sum in cash equal to Mr. Lukens' expected value incentive bonus for the year of termination. In the event of the death of Mr. Lukens during the term of the Employment Agreement, the Corporation was to pay one-half of Mr. Lukens' then annual base salary to Mr. Lukens' beneficiary in monthly installments for the remaining term of the Employment Agreement and a lump sum in cash equal to Mr. Lukens' expected value incentive bonus for the year of termination. Upon termination of the Employment Agreement by Mr. Lukens for Good Reason (as defined in the Employment Agreement) or by the Corporation without Cause (as defined in the Employment Agreement), Mr. Lukens was entitled to receive, for the remainder of the term of the Employment Agreement, his then annual base salary and once a year, an amount equal to Mr. Lukens' expected value incentive bonus for the year of such termination (all as subject to adjustment by the GNP price deflator), as well as the continuation of benefits except as may be provided by a successor employer, and accelerated vesting of all equity-based awards as of the date of such termination. If the Employment Agreement was terminated by Mr. Lukens for any reason other than a Good Reason or by the Corporation for Cause, Mr. Lukens was to only receive his base salary and benefits through the date of termination, but no annual bonus. During the term of the Employment Agreement, and for a period of two years following termination of the term, Mr. Lukens was and is prohibited from (i) engaging in Competition (as defined in the Employment Agreement) with the Corporation, and (ii) soliciting customers, employees and consultants of the Corporation. To the extent any provision of the Employment Agreement is covered by a provision of the Severance Agreement described below, the Employment Agreement provision so covered is superseded by the relevant portion of the Severance Agreement. The terms of the Severance Agreement described below prevailed upon Mr. Lukens' resignation from the Company on January 28, 2000.

     In addition to the employment agreement described above, the Corporation also has severance agreements (the "Severance Agreements") with Andrew J. Szescila and G. S. Finley, and, until their respective resignations, had Severance Agreements with Max L. Lukens, Thomas R. Bates, Jr. and Lawrence O'Donnell, III (each an "Officer"), which provide for payment of certain benefits to the Officers as a result of termination of employment following or in connection with a Change in Control (described below) of the Corporation. The initial term of the Severance Agreements expired on December 31, 1999. Beginning on January 1, 1998, and on each successive January 1 thereafter (the "Extension Date"), the term of the Severance Agreements is automatically renewed for an additional year, unless notice of nonextension has been given by September 30 prior to such Extension Date. The term is automatically extended for twenty-four months following a Change in Control. With the exception of Mr. Bates' Severance Agreement, consummation of the Merger with Western Atlas constituted a Change in Control under the Severance Agreements.

     Pursuant to the Severance Agreements, the Company pays severance benefits to the Officer if the Officer's employment is terminated following a Change in Control and during the term unless:

          (i) the Officer resigns without Good Reason (as defined in the Severance Agreements);

          (ii) the Corporation terminates the Officer for Cause (as defined in the Severance Agreements); or

          (iii) the Officer is terminated by reason of death or disability.

Provided the Officer meets the criteria for payment of severance benefits due to termination of employment following a Change in Control during the term as described above, he will receive the following benefits:

          (a) a lump sum payment equal to three times the sum of the Officer's annual base salary in effect on the date of termination of employment or, if higher, his annual base salary in effect immediately prior to the event or circumstance constituting Good Reason;

          (b) a lump sum payment equal to three times the sum of the average annual bonus earned by the Officer during the three fiscal years ending immediately prior to the fiscal year in which termination of employment occurs or, if higher, immediately prior to the fiscal year in which occurs the event or circumstance constituting Good Reason; provided, that if the Officer has not participated in an annual bonus plan of the Company for the entirety of the three year period, then the average bonus will be calculated using such lesser number of bonuses as have been earned;

          (c) continuation of life, disability, accident and health insurance benefits and all perquisites for an additional three years;

          (d) a lump sum payment equal to the sum of:

             (1) any unpaid incentive compensation that has been allocated or awarded to the Officer for a complete fiscal year or other measuring period preceding the date of termination under the Corporation's Annual Incentive Compensation Plan and that, as of the date of termination, is contingent only upon the continued employment of the Officer to a subsequent date, and

             (2) a pro rata portion to the date of termination of the aggregate value of all contingent incentive compensation awards to the Officer for all then uncompleted periods under the Corporation's Annual Incentive Compensation Plan, assuming the achievement of the expected value target level of the performance goals established for the awards; provided, that if such termination of employment occurs during the same year in which the Change in Control occurs, the pro rata bonus payment shall be offset by any payments received under the Corporation's Annual Incentive Compensation Plan in connection with such Change in Control;

          (e) a lump sum payment equal to the present value of the benefits the Officer would have received had he continued to participate in the Corporation's thrift and supplemental retirement plans for an additional three years, assuming for this purpose that:

             (1) the Officer's compensation during such three-year period remained at the levels used for calculating the severance payment described in paragraph (a) and (b) above, and

             (2) the Officer's contributions to such plans remained at the levels in effect as of the date of the Change in Control or the date of termination, whichever is greater;

          (f) eligibility for the Corporation's retiree medical program if the Officer would have become entitled to participate in such program had he or she remained employed for an additional three years;

          (g) outplacement services for a period of three years or, if earlier, until acceptance by the Officer of an offer of employment; and

          (h) an additional amount (a "gross-up" payment) in respect of excise taxes that may be imposed under the "golden parachute" rules on payments and benefits received in connection with the Change in Control; the gross-up payment would make the Officer whole for excise taxes (and for all taxes on the gross-up payment) in respect of payments and benefits received pursuant to all the Corporation's plans, agreements and arrangements (including for example, acceleration of equity awards).

In addition to the above, the Severance Agreements provide for full vesting of all stock options and other equity incentive awards upon the occurrence of a Change in Control, subject to the provisions of the applicable plan or stock option agreement.

     Pursuant to the Severance Agreements, a "Change in Control" is deemed to occur if:

          (i) any person becomes the owner of 20% of the Corporation's voting securities;

          (ii) a change in the majority of the membership of the Board occurs without approval of two-thirds of the directors who either were directors at the beginning of the period, or whose election was previously so approved;

          (iii) there is consummated a merger or consolidation of the Corporation or a subsidiary thereof with another company in which the Corporation's stockholders do not continue to hold at least 65% of the voting securities of the surviving entity (excepting certain recapitalizations of the Corporation); or

          (iv) there occurs a liquidation of the Corporation or a sale or other disposition of all or substantially all of the Corporation's assets.

     The Severance Agreements supersede any other agreements and representations made by the Officer or the Corporation setting forth the terms and conditions of the Officer's employment with the Corporation only if the Officer's employment with the Corporation is terminated in connection with a Change in Control by the

Company other than for Cause (as defined in the Severance Agreements) or by the Officer other than for Good Reason (as defined in the Severance Agreements).

     Upon his resignation from the Company on January 28, 2000, Mr. Lukens was paid a lump sum of approximately $4.1 million, pursuant to the terms of the Severance Agreement described above.

     In addition, the Corporation has an Executive Severance Policy that provides salary continuation for between 15 and 18 months for the named executive officers, based upon salary grade, if the executive's employment is terminated for certain specific reasons, other than a Change in Control of the Corporation covered by the Severance Agreements described above.

     Effective January 29, 2000, the date of his resignation from the Company, Mr. Bates will receive salary continuation for up to 18 months, based on the Executive Severance Policy. Mr. O'Donnell's resignation from the Company did not trigger a payment under the Severance Agreement or the Executive Severance Policy.

                         COMPENSATION COMMITTEE REPORT

TO OUR STOCKHOLDERS

     This report is provided in the Proxy Statement, in accordance with SEC rules, to inform stockholders of the Compensation Committee's compensation policies for executive officers and the rationale for compensation paid to the Chief Executive Officer of the Company.

     To preserve objectivity in the achievement of its goals, the Compensation Committee is comprised of five independent, non-employee directors who have no "interlocking" relationships as defined by the SEC. It is the Compensation Committee's overall goal to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and Company values along with competitive practices in the employment market. The Compensation Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of, Company compensation policies. The Compensation Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance and considers related matters.

COMPENSATION PHILOSOPHY

     The Company's primary business objective is to maximize stockholder value over the long term. To accomplish this objective, the Company has developed a comprehensive business strategy that emphasizes maximizing earnings and stock price, continuing its leadership in those markets in which the Company participates, and providing products and services of the highest value.

     The following compensation policies are intended to facilitate the achievement of the Company's business strategies:

     - Comprise a significant amount of pay for senior executives in the form of long-term, at-risk pay to focus management on the long-term interests of stockholders and balance short-term and long-term business and financial strategic goals.

     - Emphasize variable, at-risk compensation that is dependent upon the level of success in meeting specified corporate performance goals.

     - Encourage a personal proprietary interest to provide executives with a close identification with the Company and align executives' interests with those of stockholders.

     - Enhance the Company's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives through compensation opportunities.

     - Target compensation levels at rates that are reflective of current market practices to maintain a stable, successful management team.

     Competitive market data, including current compensation trends and movements in the competitive marketplace, is provided by an independent compensation consultant who also advises the Company with regard to the competitiveness of its salary levels, incentive compensation awards and various benefit plans. The data provided compares the Company's compensation practices to a group of comparative companies. The Company's market for compensation comparison purposes is comprised of a group of companies who tend to have national and international business operations and similar sales volumes, market capitalizations, employment levels, and lines of business. The Compensation Committee reviews and approves the selection of companies used for compensation comparison purposes.

     The companies chosen for the comparative group used for compensation comparison purposes generally are not the same companies that comprise the S&P Oil and Gas Drilling and Equipment Index in the Performance Graph included in this Proxy Statement. The Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index established for comparing stockholder returns. The formula used by the Compensation Committee for determining annual incentive bonuses, as discussed below, does however take into account the S&P Oil and Gas Drilling and Equipment Index.

     The key elements of the Company's executive compensation are base salary, annual incentives, long-term compensation and benefits. These key elements (other than benefits) are addressed separately below. In determining compensation, the Compensation Committee regularly reviews all elements of an executive's total compensation package, including severance plans, insurance and other benefits. Total compensation is targeted between the 50th and 75th percentile for public companies of Baker Hughes' relative size and industry, with the upper levels being reserved for those executives who the Compensation Committee considers exceptions for individual situations based on an executive's specific experience or expertise, or the means necessary to retain a valued contributor with the Company.

     In 1993, the Internal Revenue Service adopted Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to the Company's Chief Executive Officer and its four other highest paid executive officers. Certain performance-based compensation and certain other compensation that has been approved by stockholders is not subject to the deduction limit. The Company has qualified certain compensation paid to executive officers for deductibility under Section 162(m), including compensation expense related to options granted pursuant to the Company's 1993 Stock Option Plan and shares awarded pursuant to the 1993 Employee Stock Bonus Plan, as well as options and stock appreciation rights granted, and shares awarded in respect of the exercise of a stock option, pursuant to the Company's Long Term Incentive Plan. The 1995 Employee Annual Incentive Compensation Plan produces performance-based compensation within the meaning of Section 162(m); thus the awards under the plan will remain deductible by the Company. To the extent stock awards under the 1995 Stock Award Plan and the Long Term Incentive Plan produce compensation payable to the applicable executive officers, it will be subject to the limitation requirements for deductibility of Section 162(m). The Company may from time to time pay compensation to its executive officers that may not be deductible.

BASE SALARIES

     Base salaries are targeted at median levels for public companies of Baker Hughes' relative size. Base salaries for executives are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, as well as internal equity issues and external pay practices.

     After evaluating the competitive market data, increases to base salaries, if any, are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Compensation Committee considers the executive's efforts in promoting Company values; continuing educational and management training; improving product quality; developing relationships with customers, suppliers and employees; demonstrating leadership abilities among coworkers; and other goals.

     The base salary for Mr. Max L. Lukens (former Chairman of the Board, President and Chief Executive Officer) was last reviewed at the January 1999 meeting of the Compensation Committee, at which time no increase in Mr. Lukens' base salary was recommended. In setting Mr. Lukens' base salary for fiscal year 1999, the Compensation Committee reviewed the compensation of chief executive officers in a group of comparative companies, as well as the Company's financial performance during fiscal year 1998 with respect to revenue growth, expense control, net income and earnings per share. The base salary for Mr. Lukens for fiscal year 1999, was below the median base salary of chief executive officers for companies included in the comparative group used in evaluating all base salaries of the Company's executive officers.

     In February 2000, the Compensation Committee set the base salary for Mr. Joe B. Foster, interim Chairman of the Board, President and Chief Executive Officer, at $40,000 per month.

ANNUAL INCENTIVES

     The annual incentive plan promotes the Company's pay-for-performance philosophy by providing executives with the opportunity to earn direct financial incentives in the form of annual cash bonuses to achieve corporate, business unit and individual performance goals. Annual bonus opportunities allow the Company to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.

     Each year, the Compensation Committee establishes specific goals relating to each executive's bonus opportunity. Eligible executives are assigned threshold, target and maximum bonus levels based on a percentage of base salary. The percentages have been established based on bonus practices and opportunities within companies comparable to Baker Hughes' size or industry. Executives earn bonuses to the extent to which preestablished goals are achieved.

     Corporate goals are determined each year by the Compensation Committee and are based upon financial objectives of the Company deemed appropriate by the Compensation Committee. These objectives may include earnings per share, profit after tax, return on net capital employed, return on shareholder investment or other financial objectives for the year. Where executives have strategic business unit responsibilities, a portion of the goal may be based on financial performance measures that support strategic business unit performance. This portion varies with the position of each individual and the particular objectives of the Company. However, no bonus is paid unless predetermined threshold performance levels are reached. During fiscal year 1999, the corporate objective was based on (i) earnings per share with a return on net capital employed hurdle required to be met before a participant could be eligible to earn more than a target bonus, and (ii) Baker Value Added, a metric that measures profit after tax less the cost of capital employed. Baker Value Added integrates the profit and loss results and balance sheet investments of the Company by assuring that the cost of any capital used to earn those profits is fully taken into account.

     An alternative bonus calculation is also made each year. This calculation determines the Company's total stockholder return versus a group of peers. Under this approach, no more than one-half a target bonus can be paid. The higher of the financial or alternative bonus is paid in any given year. This feature provides motivation and reward to executives for superior performance in the market, even when economic circumstances outside the control of the executive render the Company's financial plans unachievable.

     Target bonus awards are set at a market level (discussed previously). Targets are considered by the Compensation Committee to be achievable, but require above-average performance from each of the executives. Target bonus awards for the executive officers range from 40% of base salary to 70% of base salary (for Mr. Lukens).

     Based on the Company's fiscal year 1999 financial performance, predetermined bonus objectives, as set by the Compensation Committee and discussed above, were not achieved. Thus, no bonus amount was paid to Mr. Lukens or any other executive officer for fiscal year 1999. However, pursuant to Mr. Lukens' Severance Agreement, Mr. Lukens did receive certain contractually committed payments relating to his bonus opportunity as part of the lump sum amount (approximately $4.1 million) paid to him upon his resignation from the Company in January 2000.

LONG-TERM INCENTIVES

     In keeping with the Company's commitment to provide a total compensation package that favors at-risk components of pay, long-term incentives comprise the largest portion of an executive's total compensation package. The Compensation Committee's objective is to provide executives with long-term incentive award opportunities that are on par with grants made within the Company's industry.

     Long-term incentive award guidelines have been developed based on the same method used as establishing bonus award guidelines. The actual percent granted varies by position within the Company.

     Long-term incentives are provided pursuant to the Company's stock option plan. Stock options are granted at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the creation of stockholder value over the long term and encourages equity ownership in the Company.

     In fiscal year 1999, Mr. Lukens received options to purchase 476,190 shares of Common Stock. This large grant of options in 1999 was intended to cover fiscal year 2000 as well, to incent top performance in the timely completion of various post-merger activities involving Western Atlas. The Compensation Committee did not grant options to Mr. Lukens in 2000. The percentage of options granted to Mr. Lukens in 1999 is large due to the change in the date that the Company typically grants options to key employees. Prior to the change of the Company's fiscal year, the Company typically granted options to key employees in October of each year. In connection with the change of the fiscal year, the Company changed the date it typically grants options to January. As options were granted to key employees in October 1998, no options were granted in 1999, other than an initial grant of options to certain key executives at the time they joined the Company and the grant to Mr. Lukens. The Compensation Committee determines each year the total amount of options that will be made available to the Company's executives, as well as the multiple on base salary that will be used for each group of executives who will be receiving options, including Mr. Lukens. These amounts vary each year and are based upon what the Compensation Committee believes is appropriate taking into account the executive's total compensation package and the desire of the Compensation Committee to create stockholder value, to encourage equity ownership by the Company's executives, to provide an appropriate link to the interests of the stockholders, and to provide long-term incentive award opportunities on par with the Company's industry.

     In fiscal year 1998, the Compensation Committee awarded a grant of options to certain members of the Company's Leadership Team to cover the years 1999 and 2000 to incent top performance in the timely completion of various post-merger activities involving Western Atlas, as well as to act as a retention device after the Merger. The Compensation Committee did not grant options in 1999 and does not intend to grant options in 2000 to those members of the Leadership Team who received the multi-year grants.

     The Compensation Committee awarded Mr. Foster (interim Chairman of the Board, President and Chief Executive Officer) an initial grant of stock options to purchase 50,000 shares of Common Stock, effective February 3, 2000. The option will vest and become exercisable with respect to increments of thirty-three and one-third percent (33 1/3%) of the shares subject to the option on the 3rd day of February in each of the years 2001, 2002 and 2003. In addition, the option will fully vest upon Mr. Foster's retirement as a director of the Company.

SUMMARY

     The Compensation Committee believes that the compensation program for the executives of the Company is comparable with the compensation programs provided by comparable companies and serves the best interests of the stockholders of the Company. The Compensation Committee also believes that annual performance pay is appropriately linked to individual performance, annual financial performance of the Company, and stockholder value.

Richard D. Kinder (Chairman)
Victor G. Beghini
Claire W. Gargalli
H. J. Riley, Jr.
Charles L. Watson

CORPORATE PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Corporation's cumulative total stockholder return on its Common Stock (assuming reinvestment of dividends at date of payment into Common Stock) with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on Standard & Poor's Oil and Gas Drilling and Equipment Index over the preceding five year period. The following graph is presented pursuant to SEC rules. The Corporation believes that while total stockholder return is an important corporate performance indicator, it is subject to the vagaries of the market. In addition to the creation of stockholder value, the Corporation's executive compensation program is based on financial and strategic results, and the other factors set forth and discussed above in "Compensation Committee Report".

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
BAKER HUGHES INCORPORATED; S&P 500; AND S&P OIL AND GAS DRILLING AND EQUIPMENT

                              [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------------------------------------------------
                                                      1994        1995        1996        1997        1998        1999
--------------------------------------------------------------------------------------------------------------------------
 Baker Hughes                                        100.00      136.47      195.99      250.62      103.11      125.40
 S&P 500                                             100.00      137.45      168.93      225.21      289.43      350.26
 S&P Oil and Gas Drilling and Equipment              100.00      138.52      196.53      301.99      172.67      235.45

* Total return assumes reinvestment of dividends on a quarterly basis.

     The comparison of total return on investment (change in year-end stock price plus reinvested dividends) assumes that $100 was invested on December 31, 1994 in Baker Hughes Common Stock, the S&P 500 Index and the S&P Oil and Gas Drilling and Equipment Index.

                         STOCKHOLDER PROPOSAL NO. 1 ON
         IMPLEMENTATION OF THE MACBRIDE PRINCIPLES IN NORTHERN IRELAND

     The following proposal was submitted to Baker Hughes by New York City Comptroller, Alan G. Hevesi (address 1 Centre Street, New York, NY 10007-2341), on behalf of the New York City Police Pension Fund, the New York City Fire Department Pension Fund, the New York City Employees' Retirement System, and the New York City Teachers' Retirement System, which hold beneficially 151,364 shares, 41,588 shares, 492,885 shares and 341,070 shares, respectively, of the Corporation's Common Stock, by the Minnesota State Board of Investment (address 590 Park Street, Suite 200, St. Paul, MN 55103), which holds beneficially 195,638 shares of the Corporation's Common Stock, and by the Adrian Dominican Sisters (address 1257 East Siena Heights Drive, Adrian, MI 49221-1793), which hold beneficially 52,200 shares of the Corporation's Common Stock, and is included in this Proxy Statement in compliance with SEC rules and regulations.

     "WHEREAS, Baker Hughes Incorporated operates a wholly-owned subsidiary in Northern Ireland;

     WHEREAS, the on-going peace process in Northern Ireland encourages us to search for means for establishing justice and equality;

     WHEREAS, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as one of the major causes of sectarian strife in that country;

     WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

          1. Increasing the representation of individuals from underrepresented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

          2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

          3. The banning of provocative religious or political emblems from the workplace.

          4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

          5. Layoff, recall and termination procedures should not, in practice, favor particular religious groupings.

          6. The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

          7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade and improve the skills of minority employees.

          8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

          9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

     RESOLVED, Stockholders request the Board of Directors to:

          1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles."

PROPONENT'S STATEMENT IN SUPPORT OF PROPOSAL

     "-- We believe that our Company benefits by hiring from the widest available talent pool. An employee's ability to do the job should be the primary consideration in hiring and promotion decisions.

     -- Implementation of the MacBride Principles by Baker Hughes Incorporated will demonstrate its concern for human rights and equality of opportunity in its international operations.

     Please vote your proxy FOR these concerns."

                    STATEMENT OF THE BOARD OF DIRECTORS AND
                   MANAGEMENT IN OPPOSITION TO PROPOSAL NO. 1

     Baker Hughes has a long standing policy of being an equal opportunity employer worldwide. This policy requires managers to conduct their employment practices in a manner that does not discriminate on the basis of race, color, religion, sex, national origin, age, handicap or veteran's status. Baker Hughes' operating unit in Northern Ireland, now known as Hughes Christensen Company, a division of Baker Hughes Limited ("HCC"), has subscribed to this policy.

     In addition, HCC has signed a Declaration of Principle and Intent under the Northern Ireland Fair Employment Act of 1989 (the "Northern Ireland Fair Employment Act") indicating its commitment to be an equal opportunity employer. The Northern Ireland Fair Employment Act has as its purposes the promotion of equal opportunity and the elimination of discrimination in employment for persons of different religious and political beliefs.

     HCC also continues to cooperate fully with the Fair Employment Commission for Northern Ireland and, in January 1997, adopted an Affirmative Action Plan pursuant to a voluntary agreement with the Fair Employment Commission to ensure fair participation of the Roman Catholic community in HCC's workforce in Northern Ireland.

     Your Board of Directors believes HCC's employment policies and practices ensure that HCC does not discriminate in its employment practices and that HCC's hiring and promotion practices do not make it more difficult for persons of a given religious belief to obtain employment or advancement.

     The MacBride Principles and the Northern Ireland Fair Employment Act both seek to eliminate employment discrimination in Northern Ireland. By adopting the MacBride Principles, HCC would become unnecessarily accountable to two sets of similar but not identical fair employment guidelines. For these reasons, your Board of Directors believes that implementation of the MacBride Principles would be burdensome, superfluous and unnecessary, particularly in light of HCC's own policies, its compliance with the requirements of the Northern Ireland Fair Employment Act and its cooperation with the Fair Employment Commission.

     Your Board of Directors has determined that HCC's policies on equal employment opportunity are entirely consistent with Baker Hughes' obligations and goals to act as an ethical and responsible member of the business community. Your Board of Directors does not believe that endorsement of the MacBride Principles is necessary, appropriate, or in the best interest of Baker Hughes, its subsidiaries or affiliates, or their respective employees.

     A proposal in substantially this form has been submitted to Baker Hughes' stockholders for their consideration every year for the last twelve years, and such proposal has never received more than 21.6% of the vote in favor of the proposal. SEC rules require that the proposal be included in this Proxy Statement again this year since the proposal received more than 10% of the vote in favor of the proposal last year.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     Your Board of Directors recommends a vote AGAINST approval of Stockholder Proposal No. 1 on implementation of the MacBride Principles in Northern Ireland.

                           STOCKHOLDER PROPOSAL NO. 2
                          REGARDING CLASSIFIED BOARDS

     The following proposal was submitted to Baker Hughes by John J. Gilbert (address 29 East 64(th) Street, New York, NY 10021-7043), John J. Gilbert, executor of the Estate of Lewis D. Gilbert and Trustee u/w Caston J. Gilbert and Harold J. Mathis, Jr. (address P.O. Box 1209, Richmond, Texas 77406-1209; e-mail address: cengulfmar@aol.com), which hold beneficially 54 shares, 54 shares, 572 shares and 810 shares, respectively, of the Corporation's Common Stock, and is included in this Proxy Statement in compliance with SEC rules and regulations.

     "RESOLVED: That the stockholders of Baker Hughes Incorporated, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent elections shall also be on an annual basis."

PROPONENT'S STATEMENT IN SUPPORT OF PROPOSAL

                                    "REASONS

     Strong support along the lines we suggest was shown at the last annual meeting of Western Atlas, Inc. when 42.36%, 19,038,439 shares, were cast in favor of this proposal. As former Western Atlas shareholders this proposal was excluded from last year's proxy material on the basis that Baker Hughes shares had been held for less than one year.

     It is our belief that classification of the Board of Directors is not in the best interest of Baker Hughes Incorporated and its shareholders. We believe that it makes a Board less accountable to shareholders when all directors do not stand for election each year.

     - Baker Hughes has dramatically under-performed its peers in profit growth, return on capital, share price appreciation -- you name it.

                            FORBES -- AUGUST 9, 1999

     - Underperforming managements generally do hate the idea of destaggering.

                           FORTUNE -- APRIL 26, 1999

     The current piecemeal election insulates directors and senior management from the impact of poor performance.

     Majority vote companies in 1998 regarding initiatives to elect all directors annually include Avondale Industries, Bausch & Lomb, Bristol-Myers Squibb (74.3%), Eastman Kodak (71.4%), Federated Department Stores (84.6%), Great Lakes Chemical, Huffy, Jostens, Ogden, Tenet Healthcare, and Sybase.

     Corporations currently electing their directors annually include Compaq Computer, Bank of America, Motorola, AT&T, American Express, Atlantic Richfield, General Electric, Johnson and Johnson, Halliburton, Schlumberger, Hewlett Packard, Exxon, IBM, General Motors, Time Warner, Disney, Chevron, Chase Manhattan Corporation, Xerox Corporation, LITTON INDUSTRIES, NEWFIELD EXPLORATION COMPANY and BMC SOFTWARE.

     Your support is needed to allow shareholders the opportunity to register their vote on the performance of all directors annually. Your favorable vote will help build on the 42.36% approval rate established by shareholders at Western Atlas prior to the Baker Hughes merger.

     PLEASE MARK YOUR PROXY IN FAVOR OF THIS PROPOSAL; otherwise it is automatically cast against it, unless you have marked to abstain."

                    STATEMENT OF THE BOARD OF DIRECTORS AND
                   MANAGEMENT IN OPPOSITION TO PROPOSAL NO. 2

     Since the Company's formation in 1987 with the combination of Baker International Corporation and Hughes Tool Company, the Board of Directors has been divided into three classes. Under this system, each director serves a three-year term, each class is nearly as equal as possible in size and one of the three classes is elected each year. This staggered election of directors is a common practice that has been approved by the stockholders of many major corporations.

     The Board of Directors believes that the Company's classified Board enhances stockholder value by providing continuity and stability to the Company's business strategies and policies. The Company's system of electing one-third of the directors at each annual meeting of stockholders helps to ensure that at least a majority of the directors at all times will have in-depth knowledge of the Company and its business, which assists the Board in conducting effective long-term strategic planning. At the same time, stockholders have an opportunity each year to renew and reinvigorate corporate decision-making by electing a class of directors, while avoiding the sudden and disruptive changes in corporate policies that could arise if an entirely new group of directors were elected in a single year.

     The Board of Directors also believes that the staggered system of electing directors affords the Company valuable protection against unsolicited, coercive proposals to take control of the Company. In the event of a hostile takeover attempt, the Board of Directors believes the fact that approximately two-thirds of the directors have tenure for more than one year would encourage a person seeking control of the Company to enter into arms' length negotiations with the Board and would afford the Company critically needed time and bargaining power to negotiate, to consider alternative proposals and to ensure that stockholder value is maximized.

     If approved by the stockholders, the proposal would not in itself declassify the Board. Instead, it would serve as a recommendation to the Board to take the necessary steps to end the staggered system of electing directors. To declassify the Board, the Board would be required to propose to the stockholders amendments to the relevant provisions of the Company's Restated Certificate of Incorporation and Bylaws. For such amendments to be adopted, an affirmative vote of 75% of the total voting power of all shares of stock of the Company entitled to vote in the election of directors would be required. In only two of the 11 majority-vote companies cited by the proponent, however, did even a majority of the outstanding shares adopt the amendment, and none reached the 75% threshold. In fact, the proposal for two of the three companies for which the proponent provides percentages failed to garner support from half of the outstanding shares; only 44% of the outstanding shares voted in favor of declassifying the board of Bristol-Myers Squibb Company and only 39% of the outstanding shares voted in favor of declassifying the board of Eastman Kodak Company.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     Your Board of Directors recommends a vote AGAINST approval of Stockholder Proposal No. 2 regarding classified boards.

                                 ANNUAL REPORT

     The 1999 Annual Report on Form 10-K of the Corporation, which includes audited financial statements for the fiscal year ended December 31, 1999, accompanies this Proxy Statement; however, that report is not part of the proxy soliciting information.

                              INDEPENDENT AUDITORS

     Deloitte & Touche LLP, the Corporation's independent certified public accountants, have advised the Corporation that they will have representatives attending the Annual Meeting prepared to answer appropriate questions, and those representatives will be given an opportunity to make a statement at the meeting if they desire to do so.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 2001 Annual Meeting must be received by the Corporation by November 24, 2000 to be properly brought before the 2001 Annual Meeting and to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting. Such proposals should be mailed to Baker Hughes Incorporated, Attention: Corporate Secretary, P.O. Box 4740, Houston, Texas 77210-4740. Nominations of directors by stockholders must be received by the Corporation by November 24, 2000 to be properly nominated before the 2001 Annual Meeting, although the Corporation is not required to include such nominees in its Proxy Statement.

                                 OTHER MATTERS

     The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

                              [BAKER HUGHES LOGO]

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS
                              AND PROXY STATEMENT

                                 APRIL 26, 2000

                           BAKER HUGHES INCORPORATED
                                3900 ESSEX LANE
                                 HOUSTON, TEXAS

P                          BAKER HUGHES INCORPORATED
                     P.O. BOX 4740, HOUSTON, TX 77210-4740
R
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
O         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

X     The undersigned hereby appoints J.B. Foster and G.S. Finley as Proxies, each with the power to appoint a substitute, and hereby authorizes them to
Y represent and to vote as designated below, all the shares of common stock of Baker Hughes Incorporated held of record by the undersigned on March 1, 2000, at the Annual Meeting of Stockholders to be held on April 26, 2000, or any reconvened meeting after an adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES, AND AGAINST EACH OF STOCKHOLDER PROPOSAL NOS. 1 AND 2. IF ANY OTHER MATTER SHOULD BE PRESENTED PROPERLY, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS NAMED HEREIN.

     The Board of Directors favors a vote FOR Election of             COMMENTS: (change of address)
     01 V.G. Beghini, 02 E.M. Filter,
     03 C.W. Gargalli and 04 J.F. McCall                        ----------------------------------------
     as Class III Directors and FOR Election of                 ----------------------------------------
     05 L.M. Alberthal, Jr. and                                 ----------------------------------------
     06 J.B. Foster as Class II Directors.                      ----------------------------------------
                                                                                                  (over)

--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o

                                                                                                                    PLEASE MARK
                                                                                                                    YOUR VOTE AS [X]
                                                                                                                    INDICATED IN
                                                                                                                    THIS EXAMPLE


                 FOR                    WITHHELD                                                             FOR    AGAINST  ABSTAIN
1. FOR           [ ]   WITHHELD           [ ]                            2. Stockholder Proposal No. 1       [ ]      [ ]      [ ]
   all nominees        from all nominees
                                                                         3. Stockholder Proposal No. 2       [ ]      [ ]      [ ]
   For, except vote withheld from the following nominee(s):
                                                                      Change of Address/Comments [ ]      PLEASE MARK, SIGN AND DATE
   --------------------------------------------------------           on Reverse side                     BELOW AND RETURN PROMPTLY.



Signature                                                         Signature                                           Date
         --------------------------------------------------------           ------------------------------------------    ----------

Please sign name(s) exactly as printed hereon, in signing as attorney, administrator, guardian or trustee, please give title as such.
------------------------------------------------------------------------------------------------------------------------------------
                                                  o FOLD AND DETACH HERE o

                                                     VOTE BY TELEPHONE
                                                QUICK *** EASY *** IMMEDIATE

                                YOUR VOTE IS IMPORTANT! -- YOU CAN VOTE IN ONE OF TWO WAYS:
      1. TO VOTE BY PHONE: Call toll-free 1-800-840-1208 on a touch tone telephone 24 hours a day-7 days a week
                            There is NO CHARGE to you for this call. -- Have your proxy card in hand.
      You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form

      OPTION 1: To vote as the Board of Directors recommends on ALL proposals, press 1

                                         When asked, please confirm by Pressing 1.

      OPTION 2: If you choose to vote on each Proposal separately, press 0. You will hear these instructions:

                Proposal 1 - To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9
                To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions

                Proposal 2 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                                         When asked, please confirm by Pressing 1.

                The instructions are the same for all remaining proposals.
                                                      OR
      2. VOTE BY PROXY: Mark, sign and date your proxy card and return promptly in the enclosed envelope.

                     NOTE: If you vote by telephone, THERE IS NO NEED TO MAIL BACK your Proxy Card.

                                             THANK YOU FOR VOTING.